Exhibit 99.1

CONTACTS:

Cepheid
904 Caribbean Drive
Sunnyvale, CA 94089
Telephone: 408.541.4191
Fax: 408.541.4192
At the Company:
John L. Bishop
CEO, Cepheid
408-541-4191
john.bishop@cepheid.com
At Financial Relations Board:
Tricia Ross
Investor/Analyst Information
617-520-7064
tross@financialrelationsboard.com

John R. Sluis
CFO, Cepheid
408-541-4191
john.sluis@cepheid.com

FOR IMMEDIATE RELEASE
Cepheid Appoints Thomas D. Brown to Its Board of Directors
SUNNYVALE, Calif., February 7, 2006 — Cepheid (NASDAQ: CPHD) today announced that Thomas D. Brown has been appointed to the Company’s Board of Directors. Prior to his retirement in 2002, Mr. Brown served as Senior Vice President and President Diagnostic Operations at Abbott Laboratories. Mr. Brown’s appointment to Cepheid’s board is effective immediately.

“We are very pleased to welcome Tom Brown to Cepheid’s Board of Directors,” said John Bishop, Cepheid’s Chief Executive Officer. “His particularly strong management background in the Diagnostics Industry as a long-time executive at Abbot Laboratories will nicely compliment the experience and strengths of our other eight directors. In addition, Tom’s appointment will increase the number of our external independent directors to six.”

Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the Company’s Diagnostics Division (ADD). From 1977 through 2002, he held numerous sales, marketing, and general management positions of increasing responsibility within ADD. In 1985 he assumed the position of Director of Sales and in 1986 was promoted to Divisional Vice President of U.S. Sales. In 1987 he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations and in 1992 he was named Divisional Vice President, Commercial Operations. He was elected Corporate Vice President Worldwide Diagnostic Commercial Operations in 1993. In 1998, Mr. Brown was named Senior Vice President and President Diagnostics Division, a position held until his retirement from Abbott Labs in 2002.

Mr. Brown holds a Bachelor of Arts degree from the State University of New York at Buffalo. He also currently serves on the Board of Directors for Ventana Medical Systems, Quidel Corporation and is Vice Chairman of the Condell Medical Center.

About Cepheid
Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.
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